Pricing Supplement No. 24 dated August 2, 1999              Rule 424(B)(3)
(To Prospectus dated April 1, 1996                          File No. 33-58887
and Prospectus Supplement dated April 1, 1996)

                           COLGATE-PALMOLIVE COMPANY

                       Medium-term Notes - Floating Rate

                                   Series C

     We are hereby offering to sell Notes having the terms specified below to you with the assistance of Credit Suisse First Boston Corporation, acting as principal. The Notes are being offered by Credit Suisse First Boston Corporation from time to time for sale in negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale.

Principal Amount:       $100,000,000                           Trade Date:   August 2, 1999
Issue Price:            100%                                   Original Issue Date:   August 5, 1999
Initial Interest Rate:  5.27% per annum                        Net Proceeds to Issuer:  $100,000,000
Stated Maturity Date:   August 7, 2000                         Agent's Discount or Commission:  - 0 -


Base Rate:

  [   ]  Certificate of Deposit Rate
  [   ]  CMT Rate
  [   ]  Commercial Paper Rate
  [   ]  Eleventh District Cost of Funds Rate
  [ X ]  LIBOR Telerate:  Page 3750 [    ]  LIBOR Reuters
  [   ]  Prime Rate
  [   ]  Treasury Rate
  [   ]  Other (see attached)
Interest Rate Reset Dates: November 7, 1999, February 7, 2000 and May 7, 2000. Interest Rate Reset Period: Quarterly
Interest Payment Dates: November 8, 1999 (since November 7, 1999 is not a business day), February 7, 2000, May 8, 2000 (since May 7, 2000 is not a business day) and August 7, 2000.
Index Maturity:  3 month
Index Currency:  US Dollars
Spread (+/-):  - 10 basis points     (- 0.10%)
Spread Multiplier: N/A
Maximum Interest Rate:  N/A
Minimum Interest Rate:   N/A

Day Count Convention:
          [   ] 30/360 for the period from ________ to ________
          [ X ] Actual/360 for the period from August 5, 1999 to August 7, 2000.

          [   ]  Actual/Actual for the period from _______ to ______

Redemption:
          [ X ] The Notes cannot be redeemed by the Company prior to the Stated
                    Maturity Date.
          [   ] The Notes may be redeemed by the Company prior to the Stated
                    Maturity Date.

Optional Repayment:

          [ X ] The Notes cannot be repaid at the option of the holder thereof prior to the Stated Maturity Date.
          [   ] The Notes can be repaid at the option of the holder thereof prior to the Stated Maturity.

Currency:
         Specified Currency:     US Dollars
                  (If other than US Dollars, see attached.)
         Minimum Denomination:   $1,000

               (Applicable only if Specified Currency is other than US Dollars.)

Original Issue Discount: [   ]      [ X ]   No
         Total amount of OID:
         Yield to Maturity:
         Initial Accrual Period:

Form:        [ X ]       Book-entry [   ]        Certificated


[    ]    Other provisions:



Use of Proceeds:
---------------

The net proceeds from the sale of the Notes will be used by the Company to retire commercial paper which was issued by the Company for general corporate purposes and working capital. As of July 31, 1999, the Company's outstanding commercial paper had a weighted average interest rate of 5.10% with maturities ranging from 2 to 50 days.